IMAX CORPORATION
EXHIBIT 10.14
AMENDED EMPLOYMENT AGREEMENT
          This agreement amends the amended employment agreement (the “Agreement”) between Richard L. Gelfond (the “Executive”) and IMAX Corporation (the “Company”) dated July 1, 1998, as amended, on the same terms and conditions except as set out below:
1.	Employment. Effective April 1, 2009, the Executive shall assume the role of the Company’s sole Chief Executive Officer through the remainder of the Term.

2.	Term. The term of the Agreement is extended until December 31, 2010 (the “Term”).

3.	Cash Compensation. The Executive shall continue to be paid a base salary at the rate of $500,000 per year for 2009. Effective January 1, 2010, the Executive shall be paid a base salary at the rate of $600,000 per year. Executive’s bonus shall continue to be up to two times salary. Such bonus shall be at the discretion of the Board of Directors and shall be based upon the success of the Company in achieving the goals and objectives set by the Board after consultation with the Executive. If the Executive’s employment is terminated without Cause prior to the end of the Term, the Executive shall be entitled to no less than a pro-rata portion of his median bonus target
(i.e. one times salary). For purposes of clarity, if Executive’s employment is terminated for any reason during the Term and Executive becomes eligible to receive retirement benefits as provided under that July 2000 Supplemental Executive Retirement Plan, as amended, Executive shall no longer be entitled to receive any cash compensation hereunder.

4.	Incentive Compensation. The Executive shall be granted as soon as practicable, in accordance with the terms of the IMAX Stock Option Plan (the “Plan”), stock options to purchase 500,000 common shares of the Company (the “Options”) at an exercise price per Common Share equal to the Fair Market Value, as defined in the Plan. The Options shall have a 10-year term and vest as follows:

Number of Options	Vesting Date

100,000	April 1, 2009
100,000	October 1, 2009
100,000	January 1, 2010
100,000	May 1, 2010
100,000	September 1, 2010

The vesting of the Options shall be accelerated upon a “change of control” as defined in the Agreement, and shall be governed, to the extent applicable, by the provisions in the Agreement regarding change of control.
5.	The entering into this agreement shall not prejudice any rights or waive any obligations under any other agreement between the Executive and the Company. DATED as of December 11, 2008.

AGREED AND ACCEPTED:

/s/ Richard L. Gelfond

Richard L. Gelfond

IMAX CORPORATION

Per:	/s/ Garth M. Girvan
Name: Garth M. Girvan
Title: Director